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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Campbell, Brian
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   (Last) (First) (Middle)

3 Park Avenue
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   (Street)

New York, NY  10016
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   (City) (State) (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Dice Inc. -- DICE
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


Vice President, General Counsel & Corporate Secretary
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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                              4.
                                                                              Securities Acquired (A) or
                                                                              Disposed of (D)
                                                                              (Instr. 3, 4 and 5)
                                                   2.            3.           -----------------------------
1.                                                 Transaction   Transaction                         (A)
Title of Security                                  Date          Code             Amount             or     Price
(Instr. 3)                                         (mm/dd/yy)    (Instr. 8)                          (D)
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     Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                   5.
                                                   Amount of
                                                   Securities           6.                7.
                                                   Beneficially         Ownership         Nature of
                                                   Owned at End         Form:             Indirect
1.                                                 of Issuer's          Direct (D)        Beneficial
Title of Security                                  Fiscal Year          or Indirect       Ownership
(Instr. 3)                                         (Instr. 3 & 4)       (I) (Instr.4)     (Instr. 4)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                       6.
                                                                                                       Date
                                                                        5.                             Exercisable and
                           2.                            4.             Number of Derivative           Expiration Date
1.                         Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                   Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative                 Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                   Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)                 Security        Day/Year)     Code V         (A)             (D)            cisable       Date
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(1) Stock Option           $4.50           2/22/01       A              25,000                         2/22/02       2/21/11
    (right to buy)                                                                                       (1)
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(2) Stock Option           $0.88           8/13/01       A              60,000                         11/13/01      8/12/11
   (right to buy)                                                                                        (1)
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Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
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                            7.
                            Title and Amount
                            of Underlying
                            Securities                                              9.               10.
                            (Instr. 3 and 4)                                        Number of        Ownership of
                            ----------------                                        Derivative       Derivative      11.
1.                                            Amount              8.                Securities       Security:       Nature of
Title of                                      or                  Price of          Beneficially     Direct          Indirect
Derivative                                    Number              Derivative        Owned            (D) or In-      Beneficial
Security                                      of                  Security          at End of Month  direct (I)      Ownership
(Instr. 3)                  Title             Shares              (Instr. 5)        (Instr.4)        (Instr. 4)      (Instr. 4)
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(1) Stock Option            Common Stock      25,000              $4.50                              D               --
    (right to buy)
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(2) Stock Option            Common Stock      60,000              $0.88             145,000          D               --
    (right to buy)
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Explanation of Responses:

     (1)The options are exercisable in increments beginning on the date listed herein. Certain events may accelerate the vesting of the options.


 /s/ Brian Campbell                                              2/12/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.